Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO

Second Quarter 2024 Earnings Teleconference

July 25, 2024, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Edison International’s core EPS for second quarter 2024 was $1.23, bring year-to-date core EPS to $2.37. With this strong start to the first half of the year, we are confident in reaffirming our 2024 core EPS guidance of $4.75 to $5.05. Based on the progress in SCE’s 2025 General Rate Case, including many partial settlements, we are also confident in getting a strong outcome for customers. The funding authorized in the GRC to continue making investments in a reliable, resilient, and ready grid is the linchpin for achieving our 2025 EPS guidance and delivering a 5 to 7% EPS CAGR through 2028.

My remarks today include four important insights:

●	First, load growth trends are materializing sooner than expected, reinforcing SCE’s substantial capex opportunities with potential upside.
●	Second, SCE is now forecasting system average rate increases through 2028 to be closely aligned with inflation rates, ensuring more stable costs for customers.
●	Third, the company’s overall operational and financial risk profiles have significantly improved and are only getting better.
●	Fourth, Edison International is leading the charge toward a carbon-neutral California with sustainability at the core of our strategy.

Leading off with load growth trends, I highlighted last quarter that we are seeing 2 to 3% annual sales growth in the coming years, with an inflection point above 3% annual growth beginning in 2028. However, these demand trends are materializing sooner than expected. As you can see on page 3, our 10-year load growth forecast has increased substantially in just the relatively short time since SCE’s 2022 distribution system plan was prepared. We now expect 35% higher 10-year load growth, far exceeding all prior internal and external forecasts. One significant driver is more customers calling SCE to request load growth projects, including commercial developments, particularly logistics-related buildings, transportation electrification, and new residential housing. In parallel, forecasted policy-driven EV and building electrification demand has increased. We expect new policies will drive higher customer adoption in the near future and we have incorporated this information so the grid is ready when customers reach out to us.

We see two major implications from growth showing up sooner and at a larger scale than anticipated. Over a 10-year system planning horizon, grid upgrades will need to be implemented several years ahead of schedule to accommodate the increased load. As SCE highlighted in its GRC request, serving customers with a reliable, resilient, and ready grid will require the utility to significantly expand the electric system through substantial investments that will drive continued rate base growth.

As our investment levels grow to support economywide electrification, affordability remains top-of-mind. We have demonstrated cost leadership over the years, resulting in the lowest system average rate among the major California IOUs. You will notice that SCE’s current system average rate of 26.7 cents is actually lower than at the start of the year. On June 1, SCE reduced rates by about 2%, driven by removing historical costs that had been fully recovered in rates. SCE recently filed an application with the CPUC for approval of its 2025 fuel and purchased power costs, which are projected to be lower than in 2024. Based on current projections, this application would reduce the system average rate by another 9%. This offsets most of the increase in rates that will follow the 2025 GRC final decision. On page 4, we now project SCE’s rate increases through 2028 to be closely aligned with local inflation levels. To put this in context, let me emphasize two important underlying assumptions. This 2.6% projected rate growth incorporates both the requested increases in SCE’s GRC and full recovery of SCE’s legacy wildfire costs. As you will recall, SCE has recovered a significant amount of historical costs tracked in regulatory accounts over the last few years. These historical costs rolling out of rates, combined with rising electricity consumption, partially offset the increases I just mentioned.

You have all witnessed how the company’s overall operational and financial risk profiles have significantly improved in recent years. On page 5, we reemphasize the estimated wildfire risk reduction of 85 to 88% compared to pre-2018. As you know, we’ve been reporting on the $1 billion annual and $3.5 billion over 3 years losses because those tie to AB 1054 — the threshold for accessing the wildfire insurance fund and SCE’s liability cap when we began reporting this metric. We are now also showing you the loss level that would result from hitting the liability cap in a single year, which is about $4 billion. The risk reduction of this scenario is over 90%. The differentiator for SCE’s wildfire risk mitigation and operational risk profile is the substantial physical grid hardening it has completed. A key benefit of physical grid hardening is that it reduces the burden on customers arising from heavy reliance on operational measures like power shutoffs or fast trip settings.

In just five and a half years, SCE has deployed approximately 5,900 miles of covered conductor. As you will see on page 6, combined with miles underground, SCE has 84% of its planned hardening complete — that’s permanent, physical, and observable risk mitigation. It is getting even better. By the end of 2025, SCE expects to be approaching 90% of total distribution lines in high fire risk area being hardened. As you can see on page 7, SCE is leading the way in physical risk reduction with its total hardened miles in high fire risk area exceeding those of all other California IOUs combined.

In addition to all the successful wildfire mitigation work by SCE and its peer utilities, the state of California itself has the strongest wildfire risk reduction profile in the nation. As outlined on page 8, that is due to notable improvements via legislation, regulation, and suppression. California’s legislature passed the landmark Assembly Bill 1054 in 2019, which codified the prudency standard for IOUs, created the $21 billion wildfire insurance fund, and established a utility liability cap. These are now models informing other states as the threat of wildfires has spread nationwide. On regulation, the CPUC and other agencies have implemented processes for rigorously reviewing and approving wildfire mitigation plans and safety certifications. On suppression, California has consistently shown its commitment through resource allocation. CAL FIRE’s budget has doubled since 2017-18 along with an 80% increase in staffing. CAL FIRE has the largest civil aerial firefighting fleet in the world and recently contracted for 20 additional helicopters and 4 airplanes. SCE is also contributing to local fire agency suppression capabilities through the funding of the year-round Quick Reaction Force, made up of the world’s largest fire suppression helicopters with unique night firefighting capabilities. This partnership with the LA County Fire Department, Orange County Fire Authority, and Ventura County Fire Department helps suppress fires regardless of how they start and protect the communities SCE serves. This is the sixth straight year the utility has funded aerial suppression resources as part of its wildfire mitigation efforts.

Turning to sustainability, we continue to lead the way toward a clean energy future. SCE is a leader in California’s efforts to reduce greenhouse gas emissions while also focusing on the grid investments needed for a more resilient, equitable clean energy economy. I’m proud of all that we’ve done to execute on our long-term net-zero commitment in alignment with California’s ambitious policy goals. I encourage you to read our 2023 Sustainability Report for details about our accomplishments, goals, and long-term ESG commitments. Pages 9 and 10 highlight a few accomplishments. In 2023, SCE delivered 52% carbon-free power to customers, 55% cleaner than the national average. SCE contracted approximately 2,200 megawatts of energy storage, bringing the total at year-end to about 7,200 megawatts, and currently standing at 8,100 megawatts — one of the largest portfolios in the nation. Lastly, the utility met or outperformed nearly all wildfire mitigation targets last year and invested heavily in hardening the grid, leading to the 85 to more than 90% risk reduction I discussed earlier.

Let me conclude by saying that Edison International is leading the charge toward a carbon-neutral California. We’re committed to ensuring that the clean energy transition remains reliable, resilient, affordable, equitable, and accessible to all customers and communities.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

In my comments today, I would like to emphasize four key financial messages:

First, we are pleased with EIX’s financial performance for the first half of the year. Combined with the outlook for the second half, Edison is on track to deliver yet another year of solid results for 2024. Second, SCE’s regulatory outcomes this year have been positive and based on the continuing progress on the two key ongoing CPUC proceedings, the 2025 GRC and TKM cost recovery, we are confident in getting good outcomes for customers. Third, with SCE having the lowest system average rate among California IOUs, it is best positioned to address load growth and resulting capital needs as customers’ dependency on, and use of, electricity grows. Fourth, EIX’s equity needs to fund our substantial capital program over the next several years are among the lowest in the industry.

Let’s begin with a brief review of our second quarter results. EIX reported core EPS of $1.23. As you can see from the year-over-year quarterly variance analysis shown on page 11, core earnings grew by 22 cents. This EPS growth was primarily due to higher CPUC revenue authorized in Track 4 of the 2021 GRC, higher authorized rates of return, and the final decision on SCE’s CEMA application. Partially offsetting these drivers was higher interest expense associated with debt for wildfire claims payments. EIX Parent and Other was in line with the same period last year.

On the regulatory front, we are pleased with the outcomes this year. For instance, as I just mentioned, the CPUC recently issued a favorable decision on SCE’s CEMA application. Additionally, SCE received approval in July for interim rate recovery in its 2022 WMVM proceeding, enabling the collection of $210 million of the $384 million request in customer rates beginning this October. Also in July, the CPUC approved the Energy Division’s resolution regarding the implementation of the cost of capital mechanism for 2024. When we look at where bond yields are today, it’s clear that the interest rate environment that triggered the mechanism was sustained. Thus, the 10.75% ROE should stay in place also for 2025. These regulatory decisions, plus the numerous others we have received over the last few years, have significantly strengthened our balance sheet and credit metrics. Since 2021, SCE has recovered more than $4 billion, with another approximately $2 billion expected through 2025, all of which you can see on page 12.

I would like to now comment on the two key ongoing regulatory proceedings, starting with SCE’s 2025 GRC. Page 13 provides an update on the proceeding, which remains on track. During the second quarter, SCE filed its update testimony and all parties recently filed their opening briefs. We are pleased with the tremendous work SCE has done to narrow the focus of the proceeding. SCE has reached partial settlements covering 12 areas of the GRC, representing nearly 20% of the O&M request and about 8% of the capital request.

On the TKM cost recovery application, Cal Advocates was the only party to submit prepared testimony. They criticized the maturity of SCE’s pre-fire mitigation measures leading up to the unprecedented 2017 fire season but did not put forward a specific disallowance proposal. SCE served strong rebuttal testimony on July 11, identifying key flaws in Cal Advocates’ testimony and highlighting the intervenor’s heavy and incorrect reliance on hindsight in its review of the record. As for next steps, the ALJ extended the schedule such that the motion for settlement approval or case management statement is due on August 7, and hearings will be in November or January. In summary, based on the evidence put forward so far in this proceeding, we reaffirm the strength of our cost recovery request. We look forward to keeping you informed on further developments on this front.

Please turn to page 14 for an update on the resolution of SCE’s legacy wildfires. Having made substantial progress, SCE has now resolved 98% of TKM individual plaintiff claims and 92% of Woolsey individual plaintiff claims. SCE will file its Woolsey cost recovery application in the third quarter.

SCE’s capital and rate base forecasts shown on pages 15 and 16 are consistent with last quarter’s disclosures. SCE’s 2025 GRC underpins our forecasts as the utility continues to make investments necessary to meet the critical objectives of reliability, resiliency, and readiness to meet customers’ needs today and in the future. In addition to our forecast, SCE continues to target filing standalone applications over the next couple of years that will give it opportunities to deploy capital above and beyond the rate case outcome. The NextGen ERP system application is tracking for late this year with the advanced metering 2.0 application expected in

2025. I would also like to mention that in May, CAISO selected SCE, in partnership with Lotus Infrastructure, as the winning bidder for the North of SONGS to Serrano transmission project. At expected completion in 2032, this project will add about $245 million to SCE’s FERC rate base. This builds on the more than $2 billion of transmission spending that was directly awarded to SCE as the incumbent utility in CAISO’s 2022-23 transmission plan.

Turning to EPS guidance, page 17 shows our 2024 core EPS guidance and modeling considerations. We are pleased with our start to the year and, with CEMA approved and no other CPUC decisions built into our 2024 guidance, we are confident in achieving the range of $4.75 to $5.05. Also, I’m pleased to share that we have completed EIX’s financing plan, with the issuance of $500 million of debt at the end of June and having achieved our planned $100 million of equity via internal programs earlier in the year.

I would now like to reemphasize that for the 2025 through 2028 period we have equity needs of only $400 million in total even though we plan to deploy substantial amounts of capital. As you can see on the right side of page 18, SCE’s strong cash flow generation and the incremental debt to finance accretive growth address nearly all of our cash needs. We credit this to our strong financial discipline, efficient financing execution, and the significant memo account recovery I just mentioned.

Let me conclude by saying that California’s clean energy future depends on substantial investment in the grid as the economy depends even more on electricity. Affordability and equity will be key components to driving greater adoption of transportation and building electrification. With SCE having the lowest system average rate among California IOUs, it is very well positioned to make substantial capital investments as customers’ dependency on, and use of, electricity grows.